Exhibit 7.01

November 22, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs:

We have been furnished with a copy of the response to Item 4.02 of Form 8-K/A for the event that occurred on November 19, 2021, to be filed by our client, Ideanomics, Inc. We agree with the statements made in response to that Item 4.02 of Form 8-K/A.

Very truly yours,

/S/ BDO USA, LLP